Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS’ SUBSIDIARY REACHES REVISED AGREEMENTS FOR THE SALE OF TRACE REGIONAL MEDICAL CENTER AND CLINICS

Atlanta, GA (January 29, 2024) – – SunLink Health Systems, Inc. (NYSE: American: SSY) today announced that its indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), has reached a revised agreement for the sale of Trace Regional Hospital and three (3) patient clinics in Chickasaw County, MS, (“Trace”) to Progressive Health of Houston, LLC (“Progressive”). Southern sold certain personal and intangible property to Progressive for $500,000 pursuant to an asset purchase agreement, entered into a six-month net lease of certain hospital real property for $20,000 per month, and engaged Progressive under a management agreement to manage the operations of the hospital and clinics until receipt of certain regulatory approvals. As a result of the transaction, Southern’s agreement with Progressive dated November 10, 2023, was terminated. Southern also entered into a real estate purchase agreement with Progressive whereunder Progressive is to purchase certain real estate of Trace for $2,000,000 by July 31, 2024. As a result of the transactions, SunLink expects to report an aggregate loss in the approximate range of $1,800,000 to $2,200,000 on the sale of Trace and its real estate pursuant to the asset purchase agreement and the real estate purchase agreement. However, a more precise determination of the amount of loss is not determinable at this time pending analysis of costs of property sold by Trace hospital and retained by Trace Extended Care & Rehabilitation because the two operations historically have been operated as one facility, and Southern has retained Trace Extended Care & Rehabilitation, a skilled care nursing facility adjacent to the campus of Trace.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare properties and businesses in the Southeast. Each of the Company’s businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties, and other factors, which could cause actual results, performance, and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2023 and other filings with the Securities and Exchange commission which can be located at www.sec.gov.